EXHIBIT A

Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A Common Stock of VistaCare, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: December 22, 2002

/s/ Barry Morgan Smith		/s/ Julia Smith

Barry Morgan Smith		Julia Smith

BARRY AND JULIA SMITH FAMILY TRUST		B&J SMITH ASSOCIATES, LIMITED PARTNERSHIP

By:	/s/ Barry Morgan Smith	By:	B&J Investments, Inc.,
its general partner
Barry Morgan Smith, Trustee

By:		By:	/s/ Barry Morgan Smith
/s/ Julia Smith
	Julia Smith, Trustee		Barry Morgan Smith President

B&J INVESTMENTS, INC.

By:
/s/ Barry Morgan Smith
Barry Morgan Smith
President